                             COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                           Fiscal       Seven Months       Seven Months       Twelve Months
                         Year Ended        Ended              Ended               Ended
                          June 30,       January 31,        January 31,        January 31,
                            1994            1994               1995               1995
                        -----------     ------------       ------------       -------------
                                        (Unaudited)                            (Unaudited)
Earnings, as defined:
  Net income            $1,541,877       $  990,146         $3,982,014         $4,533,764
  Fixed charges,
   as below              1,546,240          834,722          1,413,636          2,125,153
                        ----------       ----------         ----------         ----------
  Total earnings,
   as defined           $3,088,117       $1,824,868         $5,395,650         $6,658,917
                        ==========       ==========         ==========         ==========
Fixed charges,
 as defined:
  Interest expense      $1,546,240       $  834,722         $1,413,636         $2,125,153
                        ----------       ----------         ----------         ----------
  Total fixed charges,
   as defined           $1,546,240       $  834,722         $1,413,636         $2,125,153
                        ==========       ==========         ==========         ==========
Ratio of earnings to
 fixed charges                2.00             2.19               3.82               3.13
                        ==========       ==========         ==========         ==========

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                (RESTUBBED TABLE CONTINUED FROM ABOVE)

                                            Year Ended
                                            January 31,                     April 30,
                                 1996          1997          1998             1998
                              --------------------------------------     ---------------
Earnings, as defined:
  Net income                  $4,937,809   $12,900,095   $19,763,795       $  486,999
  Fixed charges, as
   defined below               4,517,576     6,852,612    12,390,622        3,563,598
                              ----------   -----------   -----------       ----------
  Total earnings, as defined  $9,455,385   $19,752,707   $32,154,417       $4,050,597
                              ==========   ===========   ===========       ==========
Fixed charges, as defined:
  Interest expense            $4,157,576   $ 6,852,612   $12,390,622       $3,566,005
  Amortization of bond
   premium                            --            --            --           (2,407)
                              ----------   -----------   -----------       ----------
  Total fixed charges,
   as defined                 $4,157,576   $ 6,852,612   $12,390,622       $3,563,598
                              ==========   ===========   ===========       ==========
Ratio of earnings to
 fixed charges                      2.19          2.88          2.60             1.14
                              ==========   ===========   ===========       ==========
